                                                        Exhibit 99.1


                                PROVIDENT BANK


                       Consolidated Financial Statements



                       September 30, 1998, 1997 and 1996

[PEAT MARWICK LLP LETTERHEAD APPEARS HERE]


                                 Independent Auditors' Report



The Board of Directors
Provident Bank:


We have audited the accompanying consolidated statements of financial condition of Provident Bank and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provident Bank and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

November 25, 1998

                                PROVIDENT BANK

                Consolidated Statements of Financial Condition

                          September 30, 1998 and 1997

                                (In thousands)

                                                                           1998          1997
                                                                         --------      --------
Assets

Cash and due from banks                                                 $   7,572     $   9,191
Investment securities (Note 2):
 Held to maturity, at amortized cost (fair value of $19,262 in 1998
  and $22,091 in 1997)                                                     19,176        22,195
 Available for sale, at fair value (amortized cost of $47,163 in 1998
  and $48,290 in 1997)                                                     48,071        48,517
                                                                        ---------     ---------
   Total investment securities                                             67,247        70,712
                                                                        ---------     ---------
Mortgage-backed securities (Note 3):
 Held to maturity, at amortized cost (fair value of $80,410 in 1998
  and $104,624 in 1997)                                                    79,226       104,071
 Available for sale, at fair value (amortized cost of $49,303 in 1998
  and $35,785 in 1997)                                                     49,912        36,153
                                                                        ---------     ---------
   Total mortgage-backed securities                                       129,138       140,224
                                                                        ---------     ---------
Loans receivable, net of allowance for loan losses of $4,906 in 1998
 and $3,779 in 1997 (Note 4)                                              463,667       404,497
Accrued interest receivable, net (Note 5)                                   4,087         4,262
Federal Home Loan Bank stock, at cost (Note 9)                              3,690         3,641
Premises and equipment, net (Note 6)                                        7,058         7,047
Real estate owned, net (Note 7)                                               366           186
Deferred income taxes (Note 10)                                             2,477         1,783
Other assets (Note 8)                                                       5,766         7,199
                                                                        ---------     ---------
   Total assets                                                         $ 691,068     $ 648,742
                                                                        =========     =========

Liabilities and Equity

Liabilities:
 Deposits (Note 8)                                                      $ 573,174     $ 546,846
 Borrowings (Note 9)                                                       38,646        24,000
 Bank overdraft                                                            11,285        17,623
 Mortgage escrow funds (Note 4)                                             5,887         4,559
 Other liabilities                                                          6,876         5,315
                                                                        ---------     ---------
   Total liabilities                                                      635,868       598,343
                                                                        ---------     ---------

Commitments and contingencies (Notes 13 and 14)

Equity (Note 11):
 Retained earnings                                                         54,291        50,049
 Net unrealized gain on securities available for sale, net of
  income taxes of $608 in 1998 and $245 in 1997                               909           350
                                                                        ---------     ---------
   Total equity                                                            55,200        50,399
                                                                        ---------     ---------
   Total liabilities and equity                                         $ 691,068     $ 648,742
                                                                        =========     =========

See accompanying notes to consolidated financial statements.

                                PROVIDENT BANK

                       Consolidated Statements of Income

                 Years ended September 30, 1998, 1997 and 1996

                                (In thousands)


                                                        1998         1997       1996
                                                    ------------ ---------- ------------
Interest and dividend income:
 Interest and fees on loans                           $ 35,032    $ 32,544    $ 29,210
 Interest on mortgage-backed securities                  8,822       9,398       9,008
 Interest and dividends on investment securities and
  other earning assets                                   4,094       4,613       4,348
                                                      --------    --------    --------
   Total interest and dividend income                   47,948      46,555      42,566
                                                      --------    --------    --------

Interest expense:
 Deposits (Note 8)                                      19,155      18,692      17,113
 Borrowings                                              1,725       1,487       1,472
                                                      --------    --------    --------
   Total interest expense                               20,880      20,179      18,585
                                                      --------    --------    --------

   Net interest income                                  27,068      26,376      23,981

Provision for loan losses (Note 4)                       1,737       1,058         911
                                                      --------    --------    --------

   Net interest income after provision for loan loss    25,331      25,318      23,070
                                                      --------    --------    --------

Non-interest income:
 Loan servicing                                            579         583         648
 Banking service fees and other income                   2,501       2,128       1,803
                                                      --------    --------    --------
   Total non-interest income                             3,080       2,711       2,451
                                                      --------    --------    --------

Non-interest expense:
 Compensation and employee benefits (Note 12)           10,506       9,915       9,063
 Occupancy and office operations (Notes 6 and 13)        3,141       3,167       2,936
 Advertising and promotion                               1,146       1,038       1,251
 Federal deposit insurance costs, including a special
  assessment of $3,298 in 1996 (Note 11)                   319         409       4,373
 Data processing                                           845         580         573
 Foreclosed real estate expense (income), net (Note         77         (40)        441
 Amortization of branch purchase premiums (Note 8)       1,630       1,506         691
 Other                                                   4,159       4,027       3,406
                                                       -------     -------     -------
   Total non-interest expense                           21,823      20,602      22,734
                                                       -------     -------     -------

   Income before income tax expense                      6,588       7,427       2,787

Income tax expense (Note 10)                             2,346       2,829         690
                                                       -------     -------     -------

   Net income                                         $  4,242    $  4,598    $  2,097
                                                      ========    ========    ========


See accompanying notes to consolidated financial statements.

                                PROVIDENT BANK

                 Consolidated Statements of Changes in Equity

                 Years ended September 30, 1998, 1997 and 1996

                                (In thousands)


                                                                             Net
                                                                          Unrealized
                                                               Retained    Gain on      Total
                                                               Earnings   Securities    Equity
                                                             ------------ ---------- ------------
Balance at September 30, 1995                                 $ 43,354     $  474     $ 43,828
 Net income for the year                                         2,097         --        2,097
 Decrease in net unrealized gain on securities available
  for sale, net of income taxes of $271                             --       (389)        (389)
                                                              --------     ------     --------
Balance at September 30, 1996                                   45,451         85       45,536
 Net income for the year                                         4,598         --        4,598
 Increase in net unrealized gain on securities available
  for sale, net of income taxes of $185                             --        265          265
                                                              --------     ------     --------
Balance at September 30, 1997                                   50,049        350       50,399
 Net income for the year                                         4,242         --        4,242
 Increase in net unrealized gain on securities available
  for sale, net of income taxes of $363                             --        559          559
                                                              ========     ======     ========
Balance at September 30, 1998                                 $ 54,291     $  909     $ 55,200
                                                              ========     ======     ========



See accompanying notes to consolidated financial statements.

                                PROVIDENT BANK

                     Consolidated Statements of Cash Flows

                 Years ended September 30, 1998, 1997 and 1996

                                (In thousands)


                                                           1998           1997           1996
                                                       ------------   ------------   ------------
Cash flows from operating activities:
 Net income                                             $  4,242       $  4,598       $  2,097
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Net amortization of premiums and discounts
    on securities                                            250            177            184
   Depreciation and amortization of premises and
    equipment                                              1,390          1,462          1,297
   Provision for loan losses                               1,737          1,058            911
   Amortization of branch purchase premiums                1,630          1,506            691
   Originations of loans held for sale                   (20,402)          (197)          (433)
   Proceeds from sales of loans held for sale             17,163            197            433
   Deferred income tax (benefit) expense                  (1,057)           496         (2,551)
   Net changes in accrued interest receivable
    and payable                                              675           (245)            13
   Net increase (decrease) in other liabilities            1,061         (2,881)         4,947
   Other adjustments, net                                   (402)          (175)          (790)
                                                       ---------      ---------      ---------
      Net cash provided by operating activities            6,287          5,996          6,799
                                                       ---------      ---------      ---------

Cash flows from investing activities:
 Purchases of securities:
  Investment securities held to maturity                  (2,977)        (4,999)       (13,277)
  Investment securities available for sale               (20,012)        (8,204)       (29,122)
  Mortgage-backed securities held to maturity            (12,398)       (10,071)       (56,666)
  Mortgage-backed securities available for sale          (23,108)        (2,000)       (15,604)
 Proceeds from maturities, calls and principal payments:
  Investment securities held to maturity                   6,043          5,012         29,021
  Investment securities available for sale                15,000          7,000          3,000
  Mortgage-backed securities held to maturity             37,034         18,667         17,933
  Mortgage-backed securities available for sale            9,645          7,730         10,517
 Proceeds from sales of investment securities
  available for sale                                       6,007             --             --
 Loan originations, net of principal repayments          (58,105)       (36,829)       (39,814)
 Branch purchase premiums paid                                --             --         (7,532)
 Purchases of Federal Home Loan Bank stock                   (49)          (430)          (242)
 Proceeds from sales of real estate owned                    451          2,029            200
 Purchases of premises and equipment                      (1,565)        (1,260)        (3,775)
 Proceeds from sales of premises and equipment               164            292            192
                                                       ---------      ---------      ---------
     Net cash used in investing activities               (43,870)       (23,063)      (105,169)
                                                       ---------      ---------      ---------





                                                               (Continued)

                                PROVIDENT BANK

                     Consolidated Statements of Cash Flows

                 Years ended September 30, 1998, 1997 and 1996

                                (In thousands)



                                                           1998           1997           1996
                                                       -----------    ------------   -----------
Cash flows from financing activities:
 Net increase in deposits, including an increase of
  $104,477 in 1996 from branch purchases               $  26,328      $   1,560      $ 101,619
 Net increase (decrease) in borrowings                    14,646         11,000           (900)
 Net (decrease) increase in bank overdraft                (6,338)           466          1,970
 Net increase (decrease) in mortgage escrow funds          1,328           (437)        (1,497)
                                                       ---------      ---------      ---------
      Net cash provided by financing activities           35,964         12,589        101,192
                                                       ---------      ---------      ---------

Net (decrease) increase  in cash and cash equivalents     (1,619)        (4,478)         2,822

Cash and cash equivalents at beginning of year             9,191         13,669         10,847
                                                        --------      ---------      ---------

Cash and cash equivalents at end of year                $  7,572      $   9,191         13,669
                                                        ========      =========      =========

Supplemental information:
 Interest paid                                          $ 20,380      $  20,100      $  18,758
 Income taxes paid                                         3,539          1,808          3,140
 Non-cash investing activities:
  Transfers of loans receivable to real estate owned         597            715          1,362
  Transfer of mortgage-backed securities from held to
   maturity to available for sale                             --             --          6,519
                                                        ========      =========      =========


See accompanying notes to consolidated financial statements.

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


(1) Summary of Significant Accounting Policies

    Provident Bank (the "Bank") is a community bank that offers financial services to individuals and businesses primarily in Rockland County, New York and its contiguous communities. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities. The Bank's deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") and, as a federally-chartered savings bank, its primary regulator is the Office of Thrift Supervision ("OTS"). As discussed in Note 18, the Bank's Board of Directors has adopted a Plan of Reorganization and Stock Issuance Plan pursuant to which the Bank will convert from mutual to stock form of ownership under a two-tier mutual holding company structure and shares of common stock will be sold in an initial public offering.

    Basis of Financial Statement Presentation

    The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries -- Provest Services Corp. I which became active in fiscal 1996 and invests in a low-income housing partnership, and Provest Services Corp. II which became active in fiscal 1997 and has engaged a third-party provider to sell mutual funds and annuities to the Bank's customers. Financial statement amounts for these subsidiaries have been insignificant. Intercompany transactions and balances are eliminated in consolidation.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

    For purposes of reporting cash flows, cash equivalents consist of overnight Federal funds sold (if any).

    Securities

    Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires entities to classify securities among three categories -- held to maturity, trading, and available for sale. Management determines the appropriate classification of the Bank's securities at the time of purchase.

    Held-to-maturity securities are limited to those debt securities for which management has the intent and the Bank has the ability to hold to maturity. These securities are reported at amortized cost.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)



   Trading securities are those debt and equity securities bought and held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in earnings. The Bank does not engage in security trading activities.

   All other debt and equity securities are classified as available for sale. These securities are reported at fair value, with unrealized gains and losses (net of the related income tax effect) excluded from earnings and reported in a separate component of equity. Available-for-sale securities include securities that management intends to hold for an indefinite period of time, such as securities to be used as part of the Bank's asset/liability management strategy or securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase capital, or similar factors.

   Federal Home Loan Bank stock is a non-marketable security held in accordance with regulatory requirements and, accordingly, is carried at cost.

   Premiums and discounts on debt securities are recognized in interest income on a level-yield basis over the period to maturity. The cost of securities sold is determined using the specific identification method. Unrealized losses are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

   Loans and Allowance for Loan Losses

   Loans, other than those classified as held for sale, are carried at amortized cost less the allowance for loan losses. Mortgage loans originated and held for sale in the secondary market are carried at the lower of aggregate cost or estimated market value. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to earnings.

   In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," the Bank considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. SFAS No. 114 permits creditors to measure and report impaired loans based on one of three approaches -- the present value of expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than the recorded investment in an impaired loan, an impairment loss is recognized as part of the allowance for loan losses. SFAS No. 118 allows creditors to continue to use existing methods for recognizing interest income on impaired loans. The adoption of these statements did not affect the Bank's overall allowance for loan losses or income recognition policies.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   The allowance for loan losses is established through provisions for losses charged to earnings. Loan losses are charged against the allowance when management believes that the collection of principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

   The allowance for loan losses is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of the loans. Management's evaluations, which are subject to periodic review by the Bank's regulators, take into consideration such factors as the Bank's past loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and collateral values, and current economic conditions that may affect the borrowers' ability to pay. Future adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, regulatory examinations, the identification of additional problem loans, and other factors.

   Interest and Fees on Loans

   A loan is placed on non-accrual status when management has determined that the borrower may be unable to meet contractual principal or interest obligations, or when interest and principal is 90 days or more past due. Accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior years, if any) is reversed and charged against current income. Interest payments received on non-accrual loans (including impaired loans under SFAS No. 114, as amended by SFAS No.
   118) are not recognized as income unless warranted based on the borrower's financial condition and payment record. Interest on loans that have been restructured is accrued in accordance with the renegotiated terms.

   The Bank defers non-refundable loan origination and commitment fees and certain direct loan origination costs, and amortizes the net amount as an adjustment of the yield over the contractual term of the loan. If a loan is prepaid or sold, the net deferred amount is recognized in income at that time.

   Real Estate Owned

   Real estate properties acquired through loan foreclosure are recorded initially at estimated fair value less expected sales costs, with any resulting writedown charged against the allowance for loan losses.
   Subsequent valuations are periodically performed by management, and the carrying value of a real estate owned property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   Premises and Equipment

   Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 40 years. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized.

   Branch Purchase Premiums

   Premiums attributable to the acquisition of core deposits in branch purchase transactions are amortized using the straight-line method over periods not exceeding the estimated average remaining life of the acquired customer base (initial five-year periods for the Bank's 1996 branch purchases). The weighted average remaining amortization period for these premiums was approximately 2.2 years at September 30, 1998. The unamortized premiums are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be fully recoverable.

   Transfers and Servicing of Financial Assets

   SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," establishes financial reporting standards for a broad range of transactions including sales of loans with servicing retained, loan securitizations, loan participations, repurchase agreements, securities lending and in-substance defeasances of debt. Among other things, the standard requires recognition of servicing rights as an asset when loans are sold with servicing retained. SFAS No. 125 is generally effective for transactions entered into on or after January 1, 1997 and superseded SFAS No. 122, "Accounting for Mortgage Servicing Rights," which became effective for the Bank on October 1, 1996.

   In accordance with these standards, the Bank recognizes mortgage servicing rights as an asset when loans are sold with servicing retained, by allocating the cost of an originated mortgage loan between the loan and the servicing right based on estimated relative fair values. The cost allocated to the servicing right is capitalized as a separate asset which is amortized thereafter in proportion to, and over the period of, estimated net servicing income. Asset recognition of servicing rights on sales of originated loans was not permitted under previous accounting standards. Capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment loss is recognized in a valuation allowance by charges to income. SFAS No. 125 has not had a significant impact on the Bank's consolidated financial statements through September 30, 1998.


                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   Income Taxes

   In accordance with SFAS No. 109, "Accounting for Income Taxes", deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

   Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

   Interest Rate Cap Agreements

   The Bank uses the accrual method of accounting for interest rate cap agreements entered into for interest rate risk management purposes. Interest payments (if any) due from the counterparties are recognized in the consolidated statements of income as an adjustment to interest income or expense on the assets or liabilities designated in the Bank's interest rate risk management strategy. Premiums paid by the Bank at inception of the agreements are included in other assets and amortized on a straight-line basis as an adjustment to interest income or expense over the term of the agreements.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


(2)  Investment Securities

     The following are summaries of investment securities at September 30, 1998 and 1997:

                                                                  Gross        Gross
                                                     Amortized  Unrealized  Unrealized     Fair
                                                       Cost       Gains       Losses       Value
                                                     ---------  ----------  -----------  ---------
September 30, 1998
------------------

Securities Held to Maturity
U.S. Government and Agency securities due:
  Within one year                                    $   9,486    $     23    $     --    $  9,509
  After one year, but within five years                  8,983          63          --       9,046
Municipal and other securities                             707          --          --         707
                                                     ---------    --------    --------    --------
                                                        19,176          86          --      19,262
                                                     ---------    --------    --------    --------

Securities Available for Sale
U.S. Government and Agency securities due:
   Within one year                                      10,017          41          --      10,058
   After one year, but within five years                33,130         637          --      33,767
Corporate debt securities                                1,999          --          (2)      1,997
Equity securities                                        2,017         242         (10)      2,249
                                                     ---------    --------    --------    --------
                                                        47,163         920         (12)     48,071
                                                     ---------    --------    --------    --------
     Total investment securities                     $  66,339    $  1,006    $    (12)   $ 67,333
                                                     =========    ========    ========    ========

September 30, 1997
------------------

Securities Held to Maturity
U.S. Government and Agency securities due:
  Within one year                                    $   1,025    $      2    $     --    $  1,027
  After one year, but within five years                 20,448           1        (106)     20,343
Municipal and other securities                             722          --          (1)        721
                                                     ---------    --------    --------    --------
                                                        22,195           3        (107)     22,091
                                                     ---------    --------    --------    --------
Securities Available for Sale
U.S. Government and Agency securities due:
  Within one year                                       16,028          49          --      16,077
  After one year, but within five years                 27,238         128        (108)     27,258
Corporate debt securities                                3,007           1          (3)      3,005
Equity securities                                        2,017         182         (22)      2,177
                                                     ---------    --------    --------    --------
                                                        48,290         360        (133)     48,517
                                                     ---------    --------    --------    --------
  Total investment securities                        $  70,485    $    363    $   (240)   $ 70,608
                                                     =========    ========    ========    ========

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   Equity securities available for sale at September 30, 1998 and 1997 consist of Freddie Mac and Fannie Mae preferred stock.

   The following is an analysis, by type of interest rate, of the amortized cost and weighted average yield of the debt securities in the Bank's investment securities portfolio:

                                           Fixed        Adjustable
                                            Rate           Rate          Total
                                          -------        -------         ------
   September 30, 1998
     Amortized cost                       $61,800         $2,522        $64,322
     Weighted average yield                  5.81%          4.46%          5.76%

   September 30, 1997
     Amortized cost                       $65,950         $2,518        $68,468
     Weighted average yield                  6.08%          5.65%          6.06%

    Proceeds from sales of investment securities available for sale were $6,007 in the year ended September 30, 1998, resulting in gross realized gains of $10 which are included in other non-interest income. There were no sales of investment securities in the years ended September 30, 1997 and 1996.

    U.S. Government securities with a carrying value of $2,240 and $1,350 were pledged as collateral for public deposits and other purposes at September 30, 1998 and 1997, respectively.


(3) Mortgage-Backed Securities

    The Bank's mortgage-backed securities are principally Freddie Mac participation certificates, and pass-through certificates guaranteed by Fannie Mae or Ginnie Mae. Certain Freddie Mac and Fannie Mae collateralized mortgage obligations are also held in the portfolio. The Bank's other mortgage-backed securities are primarily Small Business Administration participation certificates. Mortgage-backed securities are collateralized by one- to four-family residential loans which contractually may be prepaid.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


The following are summaries of mortgage-backed securities at September 30, 1998 and 1997:

                                                                    Gross          Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
                                         --------      -------     -------     ----------
September 30, 1998
------------------

Securities Held to Maturity
Freddie Mac                              $ 36,048       $  724     $    --     $ 36,772
Fannie Mae                                 34,496          304         (27)      34,773
Ginnie Mae                                  6,511           90          --        6,601
Other                                       2,171           93          --        2,264
                                         --------      -------     -------     --------
                                           79,226        1,211         (27)      80,410
                                         --------      -------     -------     --------

Securities Available for Sale
Freddie Mac                                19,792          341         (30)      20,103
Fannie Mae                                 26,344          280          --       26,624
Other                                       3,167           18          --        3,185
                                         --------      -------     -------     --------
                                           49,303          639         (30)      49,912
                                         --------      -------     -------     --------

   Total mortgage-backed securities      $128,529      $ 1,850     $   (57)    $130,322
                                         ========      =======     =======     ========




September 30, 1997
------------------

Securities Held to Maturity
Freddie Mac                              $ 55,950      $   436     $   (59)    $ 56,327
Fannie Mae                                 37,928          121        (148)      37,901
Ginnie Mae                                  7,971          143          --        8,114
Other                                       2,222           60          --        2,282
                                         --------      -------     -------      -------
                                          104,071          760        (207)     104,624
                                         --------      -------     -------      -------

Securities Available for Sale
Freddie Mac                                10,289          224          (5)      10,508
Fannie Mae                                 20,912          219         (53)      21,078
Other                                       4,584           --         (17)       4,567
                                           35,785          443         (75)      36,153
                                         --------      -------     -------      -------

   Total mortgage-backed securities      $139,856      $ 1,203     $  (282)    $140,777
                                         ========      =======     =======     ========

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


The following is an analysis, by type of interest rate, of the amortized cost portfolio:

                                      Fixed      Adjustable
                                       Rate         Rate          Total
                                     --------    ----------     ---------
September 30, 1998
  Amortized cost                     $88,349       $40,180      $128,529
  Weighted average yield                6.53%         6.54%         6.53%

September 30, 1997
  Amortized cost                     $86,702       $53,154      $139,856
  Weighted average yield                6.65%         6.66%         6.65%

In November 1995, the Financial Accounting Standards Board ("FASB") issued a special report concerning SFAS No. 115 which provided an opportunity to reclassify debt securities from the held-to-maturity category to the available-for-sale category prior to December 31, 1995, without calling into question the intent to hold other debt securities to maturity. On December 19, 1995, the Bank reclassified mortgage-backed securities with an amortized cost of $6,519 and a fair value of $6,582 from the held-to-maturity category to the available-for-sale category. An after-tax net unrealized gain of $37 was recorded as an increase in equity at the time of transfer.

There were no sales of mortgage-backed securities in the years ended September 30, 1998, 1997 and 1996.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)





(4)  Loans Receivable

     Loans receivable are summarized as follows at September 30:

                                                 1998       1997
                                               --------   --------
       First mortgage loans:
         One- to four-family residential:
           Fixed rate                          $207,939   $158,596
           Adjustable rate                       82,289     83,299
         Multi-family residential                 7,007      7,358
         Commercial real estate                  64,853     55,747
         Construction and land                   27,271     31,740
                                               --------   --------
                                                389,359    336,740
                                               --------   --------
       Other loans:
         Home equity lines of credit             26,216     31,456
         Homeowner loans                         26,658     18,678
         Other consumer loans                     8,918     10,670
         Commercial business loans               27,081     21,651
                                               --------   --------
                                                 88,873     82,455
                                               --------   --------

          Total loans receivable                478,232    419,195

       Loans in process                         (10,500)   (11,424)
       Allowance for loan losses                 (4,906)    (3,779)
       Deferred loan origination costs, net         841        505
                                               --------   --------

          Total loans receivable, net          $463,667   $404,497
                                               ========   -=======

     The Bank originates mortgage loans secured by existing one- to four-family residential properties. The Bank also originates multi-family and commercial real estate loans, construction and land loans, consumer loans and commercial business loans. A substantial portion of the loan portfolio is secured by residential and commercial real estate located in Rockland County, New York. The ability of the Bank's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Bank's concentrated lending area.

     The Bank originated commercial real estate loans and construction and land loans totaling $ 33,267, $23,884 and $32,371 in the years ended
     September 30, 1998, 1997 and 1996, respectively. These loans are considered by management to be of somewhat greater credit risk than loans to fund the


                                                                     (Continued)

                                  PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)

     purchase of a primary residence due to the generally larger loan amounts and dependency on income production or sale of the real estate. Substantially all of these loans are collateralized by real estate located in the Bank's primary market area.

     The principal balances of non-accrual loans were as follows at September 30:


                                          1998      1997
                                         ------    ------
         First mortgage loans:
           One- to four-family           $2,965    $2,549
           Construction and land          1,256       276
           Commercial real estate           871     1,375
         Consumer loans                     647       234
         Commercial business loans          368       243
                                         ------    ------
            Total non-accrual loans      $6,107    $4,677
                                         ======    ======

     The allowance for uncollected interest, representing the amount of interest on non-accrual loans that has not been recognized in interest income, was $531 and $433 at September 30, 1998 and 1997, respectively. Gross interest income that would have been recorded, if the non-accrual loans at September 30, 1998 and 1997 had remained on accrual status throughout the period, amounted to $698 in fiscal 1998 and $411 in fiscal 1997. Interest income actually recognized on such loans totaled $310 and $147 for the years ended September 30, 1998 and 1997, respectively.

     SFAS No. 114, as amended by SFAS No. 118, applies to loans that are individually evaluated for collectibility in accordance with the Bank's ongoing loan review procedures (principally commercial real estate loans, construction and land loans, and commercial business loans). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans. The Bank's recorded investment in impaired loans, as defined by SFAS No. 114, is summarized as follows at September 30:

                                                               1998      1997
                                                              ------    ------

       Loans with an allowance for loan impairment under
         SFAS No. 114 of $168 in 1997                         $   --    $  615
       Loans for which an allowance for loan impairment
         was not required                                      2,495     1,279
                                                              ------    ------
          Total impaired loans                                $2,495    $1,894
                                                              ======    ======

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   Substantially of all of these impaired loans were collateral-dependent loans measured based on the fair value of the collateral in accordance with SFAS No. 114. The Bank determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. The Bank's recorded investment in impaired loans averaged $2,909, $2,210 and $3,663 in the years ended September 30, 1998, 1997 and 1996, respectively.

   Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                               1998        1997        1996
                                              ------      ------     -------
   Balance at beginning of year               $3,779      $3,357     $ 3,472
   Provision for losses                        1,737       1,058         911
   Charge-offs                                  (665)       (759)     (1,076)
   Recoveries                                     55         123          50
                                              ------      ------     -------
   Balance at end of year                     $4,906      $3,779     $ 3,357
                                              ======      ======     =======

   Certain residential mortgage loans originated by the Bank are sold in the secondary market. Other non-interest income for the year ended September 30, 1998 includes a net gain of $170 on sales of residential mortgage loans held for sale (net gains in fiscal 1997 and 1996 were insignificant). Fixed-rate residential mortgage loans include loans held for sale with a carrying value of $3,885 at September 30, 1998 and $486 at September 30, 1997, which approximated market value at those dates. Other assets at September 30, 1998 include capitalized mortgage servicing rights with an amortized cost of $157, which approximated fair value.

   The Bank generally retains the servicing rights on loans sold. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and, if necessary, processing foreclosures. Loans serviced for others totaled approximately $120,700, $127,600 and $143,000 at September 30, 1998, 1997 and
   1996, respectively. These amounts include loans sold with recourse ($2,700 at September 30, 1998) for which management does not expect the Bank to incur any significant losses. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Mortgage escrow funds include amounts held in connection with loans serviced for others of $2,017 and $1,873 at September 30, 1998 and 1997, respectively.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)

(5)  Accrued Interest Receivable

     The components of accrued interest receivable were as follows at September 30:

                                                       1998       1997
                                                      ------     ------

         Loans receivable                             $3,023     $2,933
         Allowance for uncollected interest             (531)      (433)
                                                      ------     ------
                                                       2,492      2,500
         Investment securities                           794        868
         Mortgage-backed securities                      801        894
                                                      ------     ------
           Total accrued interest receivable, net     $4,087     $4,262
                                                      ======     ======

(6)  Premises and Equipment

     Premises and equipment are summarized as follows at September 30:

                                                          1998        1997
                                                        -------     -------

         Land and land improvements                     $ 1,088     $ 1,082
         Buildings                                        3,504       3,348
         Leasehold improvements                           2,809       2,642
         Furniture and fixtures                           6,733       5,820
                                                        -------     -------
                                                         14,134      12,892
         Accumulated depreciation and amortization       (7,076)     (5,845)
                                                        -------     -------
            Total premises and equipment, net           $ 7,058     $ 7,047
                                                        =======     =======

     Depreciation and amortization expense, which is included in occupancy and office operations expense, amounted to $1,390, $1,462 and $1,297 in the years ended September 30, 1998, 1997 and 1996, respectively.


                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


(7)  Real Estate Owned

     Real estate owned consisted of the following at September 30:

                                              1998      1997
                                             ------    ------

         One- to four-family properties      $  92     $ 212
         Commercial properties                 274        --
         Allowance for losses                   --       (26)
                                             -----     -----

           Real estate owned, net            $ 366     $ 186
                                             =====     =====

     Activity in the allowance for losses on real estate owned is summarized as follows for the years ended September 30:

                                              1998      1997      1996
                                             -----     -----     -----
        Balance at beginning of year         $  26     $  50     $  --
        Provision for losses                    --        75        64
        Losses charged to allowance            (26)      (99)      (14)
                                             -----     -----     -----
        Balance at end of year               $  --     $  26     $  50
                                             =====     =====     =====

     Foreclosed real estate expense (income) consisted of the following for the years ended September 30:

                                              1998      1997      1996
                                             ------    ------    ------
        Holding costs                        $  111    $  164    $  382
        Provision for losses                     --        75        64
        Income from operations                   --       (11)       (4)
        Net gain on sales of properties         (34)     (268)       (1)
                                             ------    ------    ------
        Expense (income), net                $   77    $  (40)   $  441
                                             ======    ======    =====

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


(8)  Deposits

     Deposit accounts and weighted average interest rates are summarized as follows at September 30:

                                                  1998                    1997
                                          -------------------     --------------------
                                            Amount      Rate        Amount       Rate
                                          ---------    ------     ----------    ------
        Demand deposits                   $  50,330        --%    $   49,221        --%
        NOW deposits                         41,738      1.22         32,985      1.25
        Savings deposits                    155,934      1.99        153,171      2.25
        Money market deposits                76,010      2.65         75,339      2.96
        Certificates of deposit             249,162      5.15        236,130      5.31
                                          ---------     -----     ----------     -----

          Total deposits                  $ 573,174      3.22%    $  546,846      3.40%
                                          =========     =====     ==========     =====

     Certificates of deposit at September 30 had remaining periods to contractual maturity as follows:

                                                           1998        1997
                                                        ----------  ----------
        Remaining period to maturity:
          Less than one year                            $  200,037  $  185,557
          One to two years                                  37,675      24,075
          Two to three years                                 6,438      19,086
          Over three years                                   5,012       7,412
                                                        ----------  ----------

          Total certificates of deposit                 $  249,162  $  236,130
                                                        ==========  ==========

     Certificate of deposit accounts with a denomination of $100 or more totaled $27,430 and $25,137 at September 30, 1998 and 1997, respectively. The FDIC generally insures depositor accounts up to $100, as defined in the applicable regulations.

     The Bank purchased two branch offices in separate transactions consummated in March and May 1996. In these transactions, the Bank assumed deposit liabilities of $104,477; received cash of $96,165 and other assets of $780; and recorded a core deposit purchase premium of $7,532. Premium amortization charged to expense amounted to $1,630, $1,506 and $691 in the years ended September 30, 1998, 1997 and 1996, respectively. Unamortized premiums of $3,665 and $5,280 are included in other assets at September 30, 1998 and 1997, respectively.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)



Interest expense on deposits is summarized as follows for the years ended September 30:

                                                    1998             1997            1996
                                                 -----------     -----------     -----------
   Savings deposits                              $     3,485     $     3,670     $     3,592
   Money market and NOW deposits                       2,899           2,675           2,480
   Certificates of deposit                            12,771          12,347          11,041
                                                 -----------     -----------     -----------
   Total interest expense                        $    19,155     $    18,692     $    17,113
                                                 ===========     ===========     ===========



(9) Borrowings

    The Bank's borrowings at September 30 consist of Federal Home Loan Bank ("FHLB") advances with weighted average interest rates and remaining periods to maturity as follows:

                                                              1998                       1997
                                                    ----------------------      ---------------------
                                                        Amount       Rate          Amount       Rate
                                                    -----------     ------      ----------     ------
      Remaining period to maturity:
       Less than one year                           $     8,000      6.00%      $       --        -- %
       One to two years                                  10,000      6.20           11,000       7.16
       Two to three years                                 5,000      6.35            3,000       6.58
       Three to four years                                4,750      5.20            5,000       6.12
       Four to five years                                10,896      5.91            5,000       6.28
                                                    -----------     -----       ----------     ------

        Total borrowings                            $    38,646      5.97%      $   24,000       6.69%
                                                    ===========     =====       ==========     ======

    As a member of the FHLB of New York, the Bank may have outstanding FHLB borrowings of up to 30% of its total assets, or approximately $207,300 at September 30, 1998, in a combination of term advances and overnight funds. The Bank's unused FHLB borrowing capacity was approximately $168,600 at September 30, 1998.

    Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at September 30, 1998 and 1997.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)



(10)  Income Taxes

      Income tax expense consists of the following components for the years ended September 30:

                                                  1998      1997        1996
                                               --------   --------    --------
Current tax expense:
  Federal                                      $  2,765   $  1,898    $  2,743
  State                                             638        435         498
                                               --------   --------    --------
                                                  3,403      2,333       3,241
                                               --------   --------    --------
Deferred tax (benefit) expense:
  Federal                                          (787)       356      (1,662)
  State                                            (270)       140        (889)
                                               --------   --------    --------
                                                 (1,057)       496      (2,551)
                                               --------   --------    --------
Total income tax expense                       $  2,346   $  2,829    $    690
                                               ========   ========    ========



The Bank's actual income tax expense amounts for the years ended September 30 differ from the amounts determined by applying the statutory Federal income tax rate to income before income taxes for the following reasons:

                                         1998                    1997                   1996
                               ---------------------     --------------------     -------------------
                                 Amount      Percent      Amount      Percent      Amount     Percent
                               ---------    --------     --------    --------     -------    --------
Tax at Federal statutory rate  $  2,240         34.0%    $  2,525        34.0%    $   948        34.0%

State income taxes, net of
 Federal tax effect                 243          3.7          380         5.1        (258)       (9.2)

Low-income housing tax
    credits                         (71)        (1.1)         (63)       (0.8)         --          --
Other, net                          (66)        (1.0)         (13)       (0.2)         --          --
                               --------      -------     ---------    --------     -------    --------
Actual income tax expense      $  2,346         35.6%    $   2,829        38.1%    $   690        24.8%
                               ========      =======     =========    ========     =======    ========

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


Deferred tax assets and liabilities have been recognized for temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The sources of these temporary differences and their deferred tax effects are as follows at September 30:

                                                       1998      1997
                                                    --------  --------

        Deferred tax assets:
          Allowance for loan losses                 $  2,019  $  1,470
          Deposit premium amortization                 1,052       594
          Deferred compensation                          869       789
          Depreciation of premises and equipment         134       122
          Other                                           81        65
                                                    --------  --------
            Total deferred tax assets                  4,155     3,040
                                                    --------  --------

        Deferred tax liabilities:
          Federal tax bad debt reserve in
            excess of base-year amount                   444       444
          Prepaid pension expense                        357       355
          Deferred loan origination costs, net           269       213
          Net unrealized gain on securities
            available for sale                           608       245
                                                    --------  --------
            Total deferred tax liabilities             1,678     1,257
                                                    --------  --------

        Net deferred tax asset                      $  2,477  $  1,783
                                                    ========  ========


Based on recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that the Bank will realize its deferred tax assets.

As a savings institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)




     Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in the quarter ended September 30, 1996. The Federal amendments eliminated the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposed a requirement to recapture into taxable income (over a six-year period) the bad debt reserves in excess of the base-year amounts. The Bank previously established, and has continued to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignated all then-existing State bad debt reserves as the base-year amount and provide for future additions to that base-year reserve using the percentage-of-taxable-income method. These changes effectively eliminated the Bank's excess New York State reserves for which a deferred tax liability had been recognized and, accordingly, such liability was reversed in the quarter ended September 30, 1996 and a $500 reduction in income tax expense was recognized.

     The Bank's Federal and State base-year reserves were approximately $4,600 and $25,300, respectively, at September 30, 1998 ($4,600 and $22,800, respectively, at September 30, 1997). In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of certain of these reserves include failure to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes. At September 30, 1998 and 1997, the Bank's unrecognized deferred tax liabilities with respect to its base-year reserves totaled approximately $3,300 and $3,200, respectively.


(11) Regulatory Matters

     Capital Requirements

     OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

     Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories -- well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)



   The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

   Management believes that, as of September 30, 1998 and 1997, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

   The following is a summary of the Bank's actual capital amounts and ratios, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution:

                                                                         OTS Requirements
                                                             ----------------------------------------
                                                              Minimum Capital       Classification
                                            Bank Actual           Adequacy       as Well Capitalized
                                        -------------------  ------------------  --------------------
                                         Amount     Ratio     Amount     Ratio     Amount     Ratio
                                        ---------  --------  ---------  -------  ----------  --------

September 30, 1998
 Tangible capital                       $  50,626      7.4%  $  10,301     1.5%  $       --       --%
 Tier 1 (core) capital                     50,626      7.4      20,601     3.0       34,335      5.0
 Risk-based capital:
     Tier 1                                50,626     12.9          --      --       23,472      6.0
     Total                                 55,532     14.2      31,296     8.0       39,120     10.0
                                        =========   ======   =========   =====   ==========   ======

September 30, 1997
 Tangible capital                       $  44,769      7.0%  $   9,650     1.5%  $       --       --%
 Tier 1 (core) capital                     44,769      7.0      19,299     3.0       32,165      5.0
 Risk-based capital:
     Tier 1                                44,769     12.7          --      --       21,168      6.0
     Total                                 48,336     13.7      28,224     8.0       35,280     10.0
                                        =========   ======   =========   =====   ==========   ======

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


     The following is a reconciliation of the Bank's equity under generally accepted accounting principles and its regulatory capital amounts at September 30:

                                                          1998        1997
                                                       ----------  ----------

        Equity under generally accepted
          accounting principles                         $  55,200   $  50,399
        Core deposit purchase premiums                     (3,665)     (5,280)
        Net unrealized gain on securities available
          for sale, net of income taxes                      (909)       (350)
                                                       ----------  ----------
        Tangible capital, Tier 1 (core) capital
          and Tier 1 risk-based capital                    50,626      44,769
        Allowance for loan losses includable
          in total risk-based capital                       4,906       3,567
                                                       ----------  ----------

        Total risk-based capital                        $  55,532   $  48,336
                                                       ==========  ==========

     SAIF Special Assessment

     The Deposit Insurance Funds Act of 1996 (the "Act") was signed into law on September 30, 1996. Among other things, the Act required depository institutions to pay a one-time special assessment of 65.7 basis points on their SAIF-assessable deposits, in order to recapitalize the SAIF to the reserve level required by law. The Bank's consolidated financial statements for the year ended September 30, 1996 reflect a separate expense charge of $3,298 for this special assessment.


(12) Employee Benefits

     Pension Plans

     The Bank has a noncontributory defined benefit pension plan covering substantially all of its employees. Employees who are twenty-one years of age or older and have worked for the Bank for one year are eligible to participate in the plan. The Bank's funding policy is to contribute annually an amount sufficient to meet statutory minimum funding requirements, but not in excess of the maximum amount deductible for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   The following is a reconciliation of the funded status of the plan and the prepaid pension costs recognized in the consolidated statements of financial condition at September 30:

                                                                1998       1997
                                                             --------   --------
         Accumulated benefit obligation, including vested
          benefits of $3,674 in 1998 and $2,768 in 1997      $  4,097   $  3,099
                                                             ========   ========

         Projected benefit obligation for service
          rendered to date                                   $  5,471   $  4,411
         Plan assets at fair value                              5,312      4,906
                                                             --------   --------
         Plan assets (less than) greater than projected
          benefit obligation                                     (159)       495
         Transition obligation                                    164        190
         Unrecognized prior service cost                         (124)      (138)
         Unrecognized net loss                                    992        319
                                                             --------   --------
         Prepaid pension cost                                $    873   $    866
                                                             ========   ========

   Pension plan assets at September 30, 1998 and 1997 were invested principally in a managed growth fund and certificates of deposit with the Bank.

   The components of the net periodic pension expense were as follows for the years ended September 30:

                                                                      1998            1997           1996
                                                                    --------        --------       --------
        Service cost (benefits earned during the year)              $    427        $    348       $    292
        Interest cost on projected benefit obligation                    367             329            273
        Return on plan assets                                           (411)           (306)          (227)
        Amortization:
          Transition obligation                                           26              26             26
          Unrecognized prior service cost                                (14)            (14)           (14)
          Unrecognized net loss                                           --              21              7
                                                                    --------        --------       --------
        Net periodic pension expense                                $    395       $     404      $     357
                                                                    ========        ========       ========

   The actuarial present values of the projected benefit obligation were determined using discount rates of 7.00% and 7.75% at September 30, 1998 and 1997, respectively, and a rate of increase in future compensation of 6.0% at both dates. The expected long-term rate of return on plan assets was 8.0%, 8.0% and 7.5% for the years ended September 30, 1998, 1997 and 1996, respectively.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)



     The Bank also has established a non-qualified Supplemental Executive Retirement Plan to provide certain executives with supplemental retirement benefits in addition to the benefits provided by the pension plan. The periodic pension expense related to the supplemental plan amounted to $46, $40 and $34 in the years ended September 30, 1998, 1997 and 1996, respectively. The actuarial present value of the accumulated benefit obligation was approximately $98 at September 30, 1998, all of which is unfunded. This amount was determined using a discount rate of 7.0% and a rate of increase in future compensation of 4.5%.

     Other Postretirement Benefits

     The Bank's postretirement health care plan, which is unfunded, provides optional medical, dental and life insurance benefits to retirees. The Bank adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective October 1, 1995. SFAS No. 106 requires accrual of the cost of postretirement benefits over the years in which employees provide services to the date of their full eligibility for such benefits. In accordance with SFAS No. 106, the Bank elected to amortize the transition obligation for accumulated benefits (which amounted to $237 at the adoption date) as an expense over a 20-year period. The total periodic expense recognized under SFAS No. 106 amounted to $38, $37 and $42 in the years ended September 30, 1998, 1997 and 1996, respectively.

     401(k) Savings Plan

     The Bank also sponsors a defined contribution plan established under
     Section 401(k) of the Internal Revenue Code, pursuant to which eligible employees may elect to contribute up to 10% of their compensation. The Bank makes contributions equal to 100% of the participant's contributions up to a maximum contribution equal to 6% of the participant's compensation. Voluntary and matching contributions are invested, in accordance with the participant's direction, in one or a number of investment options. Compensation and employee benefits expense includes 401(k) savings plan expense of $315, $276 and $234 in the years ended September 30, 1998, 1997 and 1996, respectively.


(13) Commitments and Contingencies

     Certain premises and equipment are leased under operating leases with terms expiring through 2025. The Bank has the option to renew certain of these leases for terms of up to five years. Future minimum rental payments due under non-cancelable operating leases with initial or remaining terms of more than one year at September 30, 1998 are $825 for fiscal 1999; $765 for fiscal 2000; $785 for fiscal 2001; $802 for fiscal 2002; $835 for fiscal 2003; and $6,981 for later years. Net rent expense, which is included in occupancy and office operations expense, amounted to $931, $951 and $941 in the years ended September 30, 1998, 1997 and 1996, respectively.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


     The Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, does not anticipate losses on any of these claims or actions which would have a material adverse effect on the Bank's consolidated financial statements.


(14) Off-Balance-Sheet Financial Instruments

     In the normal course of business, the Bank is a party to off-balance-sheet financial instruments that involve, to varying degrees, elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated financial statements. The contractual or notional amounts of these instruments, which reflect the extent of the Bank's involvement in particular classes of off-balance-sheet financial instruments, are summarized as follows at September 30:

                                                  1998     1997
                                                -------  -------

        Lending-Related Instruments:
          Commitments to extend credit:
            Fixed-rate loans                    $38,895  $ 8,610
            Adjustable-rate loans                11,584   14,503
          Unused lines of credit                 27,373   25,883
          Standby letters of credit               4,952    4,222
          Forward commitments to sell loans       6,500       --
        Interest Rate Risk Management:
          Interest rate cap agreement            20,000       --
                                                =======   ======

     Lending-Related Instruments

     The contractual amounts of the commitments to extend credit, unused lines of credit and standby letters of credit represent the Bank's maximum potential exposure to credit loss, assuming (i) the instruments are fully funded at a later date, (ii) the borrower does not meet the contractual payment obligations and (iii) any collateral or other security proves to be worthless. The contractual amounts of these instruments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded and others may not be fully drawn upon. Substantially all of these lending-related instruments have been entered into with customers located in the Bank's primary market area described in
     Note 4.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   Commitments to extend credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates (generally ranging up to 45 days) or other termination clauses, and may require payment of a fee by the customer. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include mortgages on residential and commercial real estate, deposit accounts with the Bank, and other property. The Bank's fixed-rate loan commitments at September 30, 1998 provide for interest rates ranging from 6.25% to 9.63%.

   Unused lines of credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the borrower.

   Standby letters of credit are conditional commitments issued by the Bank to assure the performance of financial obligations of a customer to a third party. These commitments are primarily issued in favor of local municipalities to support the obligor's completion of real estate development projects. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

   In order to limit the interest rate and market risk associated with loans held for sale and commitments to originate loans held for sale, the Bank enters into mandatory forward commitments to sell loans in the secondary mortgage market. Risks associated with forward commitments to sell mortgage loans include the possible inability of the counterparties to meet the contract terms, or of the Bank to originate loans to fulfill the contracts. If the Bank is unable to fulfill a contract, it could purchase securities in the open market to deliver against the contract. The Bank controls its counterparty risk by entering into these agreements only with highly-rated counterparties.

   Interest Rate Cap Agreement

   At September 30, 1998, the Bank was a party to an interest rate cap agreement with a notional amount of $20,000 and a five-year term ending in March 2003. This agreement was entered into to reduce the Bank's exposure to potential increases in interest rates on a portion of its certificate of deposit accounts. The counterparty in the transaction has agreed to make interest payments to the Bank, based on the notional amount, to the extent that the three-month LIBOR rate exceeds 6.50% over the term of the cap agreement. No payments were due from the counterparty through September 30, 1998. The carrying amount of the cap agreement at September 30, 1998 represented the unamortized premium of $270, which is included in other assets. Premium amortization of $36 is included in deposit interest expense for the year ended September 30, 1998. The estimated fair value of the interest rate cap agreement at September 30, 1998 was approximately $180, representing the estimated amount the Bank would receive to terminate the contract at that date.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


(15) Related Party Transactions

     The Bank was indebted to its directors for deferred directors fees (and accrued interest thereon) totaling $2,018 and $1,859 at September 30, 1998 and 1997, respectively. The interest rates on these amounts were 6.53% and 6.64% at the respective dates.

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors, senior officers and their affiliates. Loans are made to these individuals on the same terms as those prevailing for comparable transactions with other borrowers and do not involve more than normal collection risk. Loans receivable from related parties totaled $369 and $426 at September 30, 1998 and 1997, respectively. Repayments on related party loans were $57 and $30 in the years ended September 30, 1998 and 1997. No new loans were granted and such related parties during these periods.


(16) Fair Values of Financial Instruments

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information for those financial instruments for which it is practicable to estimate fair value, whether or not such financial instruments are recognized in the consolidated statements of financial condition. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

     Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   The following is a summary of the carrying amounts and estimated fair values of financial assets and liabilities at September 30 (none of which were held for trading purposes):

                                                               1998                           1997
                                                    --------------------------     --------------------------
                                                       Carrying     Estimated        Carrying      Estimated
                                                        Amount      Fair Value        Amount       Fair Value
                                                    ------------  ------------     ------------  ------------
      Financial assets:
         Cash and due from banks                    $      7,572  $      7,572     $      9,191  $      9,191
         Investment securities                            67,247        67,333           70,712        70,608
         Mortgage-backed securities                      129,138       130,322          140,224       140,777
         Loans receivable                                463,667       466,020          404,497       410,382
         Accrued interest receivable                       4,087         4,087            4,262         4,262
         Federal Home Loan Bank stock                      3,690         3,690            3,641         3,641
                                                    ============  ============     ============  ============
      Financial liabilities:
         Deposits                                   $    573,174  $    575,822     $    546,846  $    547,557
         Borrowings                                       38,646        39,564           24,000        24,071
         Bank overdraft                                   11,285        11,285           17,623        17,623
         Mortgage escrow funds                             5,887         5,887            4,559         4,559
                                                    ============  ============     ============  ============

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

   Investment Securities and Mortgage-backed Securities

   Fair values were estimated for portfolios of loans with similar financial characteristics. For valuation purposes, the total loan portfolio was segregated into performing and non-performing categories. Performing loans were segregated by adjustable-rate and fixed-rate loans; fixed-rate loans were further segmented by type, such as residential mortgage, commercial mortgage, commercial business and consumer loans. Residential loans were also segmented by maturity.

   Fair values were estimated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the rate at which the Bank would currently make loans which are similar with regard to collateral, maturity and the type of borrower. The discounted value of the cash flows was reduced by a credit risk adjustment based on loan categories. Based on the current composition of the Bank's loan portfolio, as well as both past experience and current economic

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)


   conditions and trends, the future cash flows were adjusted by prepayment assumptions which shortened the estimated remaining time to maturity and therefore impacted the fair value estimates.

   Estimated fair values of loans held for sale were based on contractual sale prices for loans covered by forward sale commitments. Any remaining loans held for sale were valued based on current secondary market prices and yields.

   Deposits

   In accordance with SFAS No. 107, deposits with no stated maturity (such as savings, demand and money market deposits) were assigned fair values equal to the carrying amounts payable on demand. Certificates of deposit were segregated by account type and original term, and fair values were estimated based on the discounted value of contractual cash flows. The discount rate for each account grouping was equivalent to the then-current rate offered by the Bank for deposits of similar type and maturity.

   These fair values do not include the value of core deposit relationships which comprise a significant portion of the Bank's deposit base. Management believes that the Bank's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial unrecognized value separate from the deposit balances.

   Borrowings

   Estimated fair values of FHLB advances were based on the discounted value of contractual cash flows. A discount rate was utilized for each outstanding advance equivalent to the then-current rate offered by the FHLB on borrowings of similar type and maturity.

   Other Financial Instruments

   The other financial assets and liabilities listed in the preceding table have estimated fair values that approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

   The carrying amount and estimated fair value of the Bank's interest rate cap agreement at September 30, 1998 is set forth in Note 14. The fair values of the Bank's lending-related off-balance-sheet financial instruments described in Note 14 were estimated based on the interest rates and fees currently charged to enter into similar agreements, considering the remaining terms of the agreements and the present credit worthiness of the counterparties. At September 30, 1998 and 1997, the estimated fair values of these instruments approximated the related carrying amounts which were not significant.

(17) Accounting Standards

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. The standard does not, however, specify when to recognize or how to measure items that make up comprehensive income. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss on available-for-sale securities. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display in the financial statements an amount representing total comprehensive income for the period. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Bank in the fiscal year beginning October 1, 1998. Management does not anticipate that the adoption of this standard will significantly affect the Bank's financial reporting.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits; requires additional information on changes in the benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements. The standard does not change the recognition or measurement requirements for postretirement benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Bank in the fiscal year beginning October 1, 1998. Management does not anticipate that the adoption of this standard will significantly affect the Bank's financial reporting.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives as either assets or liabilities in the statement of financial condition at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, although early adoption is permitted. The Bank has not yet selected an adoption date or decided whether it will reclassify securities between categories. The Bank has engaged in limited derivatives and hedging activities covered by the new standard and, accordingly, SFAS No. 133 is not expected to have a material impact on the Bank's consolidated financial statements.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 provides for the classification of such retained securities as held to maturity, available for sale, or trading in accordance with SFAS No. 115. Prior accounting standards limited the classification of these securities to the trading category. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998 and is not expected to have a material impact on the Bank's consolidated financial statements.

                                                                     (Continued)

                                PROVIDENT BANK

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                            (Dollars in thousands)



(18) Mutual Holding Company Reorganization and Offering

     On April 23, 1998, the Board of Directors of the Bank adopted a Plan of Reorganization and Stock Issuance Plan ("the Plan") pursuant to which the Bank will convert from mutual to stock form of ownership under a two-tier mutual holding company structure and shares of common stock will be sold in an initial public offering. As part of the Plan, the Bank will establish a federally-chartered mutual holding company known as Provident Bancorp, MHC (the "Mutual Holding Company") and a capital stock holding company known as Provident Bancorp, Inc. (the "Company"). The Bank will become a federally-chartered capital stock savings bank, wholly owned by the Company.

     The Company plans to offer for sale 46.7% of its common shares in a subscription offering (the "Offering") initially to eligible Bank depositors; tax-qualified employee benefit plans of the Bank; certain other Bank depositors and borrowers; and employees, officers and directors of the Bank. Any shares of common stock not sold in the Offering will be offered to certain members of the general public in a community offering, with preference given to natural persons residing in Rockland County, New York. The Mutual Holding Company will own the remaining 53.3% of the Company's issued common shares.

     Following the completion of the reorganization, all depositors who had liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such liquidation rights with respect to the Mutual Holding Company.

     The Bank will be subject to OTS regulations concerning capital distributions it makes to the Company subsequent to the reorganization and Offering. The Bank may not declare or pay cash dividends on or repurchase any of its common stock if the effect thereof would cause its stockholders' equity to be reduced below applicable regulatory capital requirements. The OTS regulations applicable to institutions (such as the Bank) that meet their regulatory capital requirements, generally limit dividend payments in any year to the greater of (i) 100% of year-to-date net income plus an amount that would reduce surplus capital by one half or (ii) 75% of net income for the most recent four quarters. Surplus capital is the excess of actual capital at the beginning of the year over the institution's minimum regulatory capital requirement.

     Offering costs will be deferred and reduce the proceeds from the shares sold in the Offering. If the Offering is not completed, these costs will be charged to expense. At September 30, 1998, offering costs of $192 had been incurred and are included in other assets.

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